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                                                                    EXHIBIT 12.1


SUMMIT PROPERTIES INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
NINE MONTHS ENDED SEPTEMBER 30, 2000
(Dollars In thousands)


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
Income before extraordinary items, minority interest of
 Common unitholders in Operating Partnership and dividends
 to Preferred unitholders in Operating Partnership ..............          $64,097
Interest:
   Expense incurred .............................................           28,544
   Amortization of deferred financing costs .....................              731
   Rental fixed charges .........................................              188
                                                                           -------
Total Earnings ..................................................          $93,560
                                                                           =======
Fixed charges:
   Interest expense .............................................          $28,544
   Interest capitalized .........................................            7,594
   Dividends to preferred unitholders in Operating
    Partnership .................................................            9,315
   Rental fixed charges .........................................              188
   Amortization of deferred financing costs .....................              731
                                                                           -------
     Total fixed charges ........................................          $46,372
                                                                           =======
Ratio of earnings to fixed charges ..............................             2.02
                                                                           =======
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